Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-256985) pertaining to the 1stdibs.com, Inc. 2011 Stock Option and Grant Plan, 1stdibs.com, Inc. 2021 Stock Incentive plan, and 1stdibs.com Inc. 2021 employee Stock Purchase Plan, and

(2) Registration Statement (Form S-8 No. 333-263267) pertaining to the 1stdibs.com, Inc. 2021 Stock Incentive Plan and 1stdibs.com Inc. 2021 Employee Stock Purchase Plan of our report dated March 3, 2023, with respect to the consolidated financial statements of 1stdibs.com, Inc. included in this Annual Report (Form 10-K) of 1stdibs.com, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York
March 3, 2023